UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

VERADIGM INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart
Chicago, Illinois		60654
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 334-8534

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MDRX	N/A (OTC Expert Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 30, 2025, Veradigm Inc., a Delaware corporation (the “Company”), received a notice from U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), pursuant to the terms of that certain Indenture, dated as of December 9, 2019, as supplemented by that certain First Supplemental Indenture, dated as of February 5, 2024, relating to the Company’s 0.875% Convertible Senior Notes due 2027 (the “Convertible Notes”), between the Company and the Trustee (as may be further amended, supplemented or modified from time to time, the “Convertible Note Indenture”), that holders of approximately $164 million in aggregate principal amount of Convertible Notes (“the Electing Holders”) exercised their right under the Convertible Note Indenture to require the Company to repurchase their Convertible Notes on July 1, 2025.

On July 1, 2025, the Company repurchased the Convertible Notes held by the Electing Holders for an aggregate amount of approximately $180 million, inclusive of interest accreted to the principal of the Convertible Notes to be repurchased and accrued and unpaid interest to the date of repurchase. Following the repurchase, approximately $44 million in aggregate principal amount of Convertible Notes remain outstanding under the Convertible Note Indenture, which contains biannual repurchase rights at the option of the holders of Convertible Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERADIGM INC.

Date:	July 2, 2025	By:	/s/ Leland Westerfield
Leland Westerfield Interim Chief Financial Officer